NEWS RELEASE
                                  FOR MORE INFORMATION CONTACT
                                  Mr. Richard Harwood
                                  President
                                  (423) 623-6088
                                  -----------------------------
                                  FOR IMMEDIATE RELEASE
                                  AUGUST 27, 1998


            UNITED TENNESSEE BANKSHARES, INC.
           ANNOUNCES STOCK REPURCHASE PROGRAM


     Newport, Tennessee ... United Tennessee Bancshares, Inc. (Nasdaq:UTBI), the holding company of Newport Federal Bank, announced today that it is commencing a stock repurchase program to acquire up to five percent of its currently outstanding common stock, or approximately 72,737 shares. Repurchased shares may be acquired directly by the Company and cancelled or, in management's judgment, acquired by a trust for the Company, in which event such acquired shares would be held as, in effect, treasury shares for the benefit of the Company. This program will be dependent upon market conditions, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

     Richard Harwood, President of the Company and the Bank, stated that the Board of Directors and the Office of Thrift Supervision have authorized the repurchase program. Mr. Harwood explained that management considers the Company's common stock to be an attractive investment.

     According to Mr. Harwood, stock repurchases by the Company generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. It is expected that a reduction in the amount of the company's outstanding stock would have the effect of increasing the company's per share earnings and book value.

     At June 30, 1998, the Company had total assets of $74.4 million and stockholder's equity of $20.1 million, or 27.0% of total assets. The Bank operates two banking offices in Newport, Tennessee.